Exhibit 10.1

Execution Copy

Twelve Seas Sponsors I LLC
135 East 57th Street, 18th Floor,
New York, New York

April 15, 2019

Twelve Seas Investment Company c/o Twelve Seas Sponsors I LLC 135 East 57th Street, 18th Floor New York, New York Attn: Chief Executive Officer	Brooge Petroleum And Gas Investment Company FZE 4th Floor, Al Sayegh Building, Hamdan Street Abu Dhabi, UAE Attn: Mr. Nicolaas Paardenkooper
Suneel G. Kaji c/o Twelve Seas Sponsors I LLC 135 East 57th Street, 18th Floor New York, New York	Gregory Stoupnitzky c/o Twelve Seas Sponsors I LLC 135 East 57th Street, 18th Floor New York, New York

Re: Founder Shares

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, the “Business Combination Agreement”), by and among Twelve Seas Investment Company, a Cayman Islands exempted company (“Purchaser”), Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (the “Company”), and each shareholder of the Company that executes and delivers a joinder agreement to become a Seller party thereunder (each, a “Seller”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Business Combination Agreement.

In order to induce the Company to enter into the Business Combination Agreement, Purchaser’s sponsor, Twelve Seas Sponsors I LLC, a Delaware limited liability company (“Sponsor”), and Gregory Stoupnitzky and Suneel G. Kaji (collectively with Sponsor, the “Initial Shareholders”) have agreed to enter into this letter agreement (this “Agreement”) relating to the Founder Shares initially purchased by Sponsor in a private placement prior to the IPO, which shares are currently held by Sponsor and the other Initial Shareholders in such amounts as set forth on Exhibit 1 hereto, and which shares are all of the Founder Shares as of the date hereof.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Initial Shareholder and each of the other undersigned parties hereby agrees as follows:

1.	The Initial Shareholders hereby agree, upon and subject to the Closing, to forfeit, on a pro rata basis amongst the Initial Shareholders based on the number of Founder Shares owned by them (“Founder Pro Rata Share”), twenty percent (20%) of the Founder Shares held by the Initial Shareholders at the time of the Closing (the “Forfeited Shares”). In order to effectuate such forfeiture, upon the Closing, the Initial Shareholders shall each deliver their Founder Pro Rata Share of the Forfeited Shares to Purchaser in certificated or book entry form (at the election of the Initial Shareholder) for cancellation by Purchaser.

2.    Prior to the Closing, the Initial Shareholders shall enter into a mutually agreeable Escrow Agreement (the “Initial Shareholder Escrow Agreement”) with Pubco and Continental Stock Transfer and Trust Company (or another mutually acceptable Founder Escrow Agent) (the “Founder Escrow Agent”). Upon and subject to the Closing, the Initial Shareholders shall deliver to the Founder Escrow Agent thirty percent (30%) of the Founder Shares owned by such Initial Shareholders at the time of the Closing, including any Pubco Ordinary Shares issued in exchange therefor in the Merger (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Founder Escrow Shares”), with each Initial Shareholder depositing its Founder Pro Rata Share of such Founder Escrow Shares, to be held, along with any other dividends, distributions or other income on the Founder Escrow Shares (together with the Founder Escrow Shares, the “Founder Escrow Property”), in a segregated escrow account (the “Founder Escrow Account”) with the Founder Escrow Agent, where such Insider Shareholder Escrow Property shall be subject to potential forfeiture as described below.

3.	The Founder Escrow Property shall become vested and no longer be subject to forfeiture at the same time, and based on the same proportion, that the Sellers’ rights to the Escrow Property has been determined to have become vested and no longer be subject to forfeiture under Section 2.5 of the Business Combination Agreement and the Escrow Agreement, and such Founder Escrow Property shall be released from the Founder Escrow Account to the Initial Shareholders (based on each Initial Shareholder’s Founder Pro Rata Share) concurrently with the release of Escrow Property from the Escrow Account under Section 2.5 of the Business Combination Agreement and the Escrow Agreement.

4.    At the end of the Escrow Period, if there is any Founder Escrow Property which the Initial Shareholders are not entitled to receive in accordance with this Agreement (after a determination has been made under Section 2.5 of the Business Combination Agreement and the Escrow Agreement that the remaining Escrow Property has not vested and has been forfeited) (the “Final Forfeiture Determination”), such Founder Escrow Property will be forfeited by the Initial Shareholders (based on each Initial Shareholder’s Founder Pro Rata Share) and distributed to Pubco from the Founder Escrow Account, and promptly (but in any event within ten (10) Business Days) after the Final Forfeiture Determination, Pubco and Initial Shareholders will provide joint written instructions to the Founder Escrow Agent to release and surrender any remaining Founder Escrow Property to Pubco. Pubco will cancel any Founder Escrow Shares distributed to Pubco from the Founder Escrow Account promptly after its receipt thereof and cancel any accrued but unpaid dividends payable in respect of such Founder Escrow Shares. Each Initial Shareholder acknowledges that such Initial Shareholder’s rights to receive the Founder Escrow Shares and the other Founder Escrow Property is contingent on the performance of Pubco and its Subsidiaries during the Escrow Period as set forth in this Agreement, Section 2.5 of the Business Combination Agreement and the Escrow Agreement, and that if the requirements for the vesting and release of the Founder Escrow Property to the Initial Shareholders, as set forth in this Agreement (based on the release of the Escrow Property as set forth in Section 2.5 of the Business Combination Agreement and the Escrow Agreement), are not met in accordance with the terms hereof and thereof, the Founder Escrow Shares and the other Founder Escrow Property will not be paid or delivered to the Initial Shareholders, and the Initial Shareholders shall have no right to receive such Founder Escrow Shares or other Founder Escrow Property.

5.    Each Initial Shareholder hereby agrees that it shall not sell, transfer, or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, any of the Founder Escrow Property prior to such Founder Escrow Property being released to the Initial Shareholders from the Founder Escrow Account; provided that the Initial Shareholders may pursuant to this Agreement and the Initial Shareholder Escrow Agreement (i) pledge their Founder Pro Rata Share of the Founder Escrow Property as collateral security for documented loans entered into by such Initial Shareholder, Pubco or its Subsidiaries, including the Company, after the Closing or (ii) transfer their rights to their Founder Pro Rata Share of the Founder Escrow Property to a third party; provided, that (A) in each case of clauses (i) and (ii), that the lender’s or transferee’s rights to any such pledged or transferred Founder Escrow Property shall be subject to the provisions of this Agreement, including the forfeiture provisions herein, and the Initial Shareholder Escrow Agreement, and such lender or transferee must acknowledge such in writing to Pubco and the Founder Escrow Agent prior to the granting of any such pledge or the making of any such transfer; and (B) in event of a pledge under clause (i), such Initial Shareholder may transfer such Founder Escrow Property, including physical possession of documentation evidencing such Initial Shareholder’s Founder Pro Rata Share of the Founder Escrow Property (including a share certificate or book entry, if any), to another escrow agent (including one affiliated with such lender), as selected by such Initial Shareholder and reasonably acceptable to Pubco, to hold the Founder Escrow Property in a segregated escrow account on the same terms and conditions as the Founder Escrow Agent under the Initial Shareholder Escrow Agreement is required to hold such Founder Escrow Property (other than adjustments to the fees and expenses of such escrow agent as reasonably acceptable to Pubco). The share certificates (if any) representing the Founder Escrow Shares shall contain a legend relating to the transfer restrictions imposed by this Agreement and the risk of forfeiture associated with the Founder Escrow Shares.

6.	The Initial Shareholders understand that following the Closing (including during the Escrow Period), Pubco and its Subsidiaries, including the Company, will be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries, including the Company, will be permitted following the Closing (including during the Escrow Period) to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the achievement of the Milestones for the vesting and release of the Founder Escrow Property to the Initial Shareholders, and the Initial Shareholders will have no right to claim the loss of all or any portion of the Founder Escrow Property or other damages as a result of such decisions; provided that such actions are not taken or omitted to be taken by Pubco and its Subsidiaries in bad faith with the primary intent of causing the Initial Shareholders to not achieve the Milestones for the vesting and release of the Escrow Property to the Sellers as set forth in this Agreement (based on Section 2.5 of the Business Combination Agreement and the Escrow Agreement).

7.	Until and unless the Founder Escrow Shares are forfeited, each Initial Shareholder shall have full voting rights to its portion of the Founder Escrow Shares.

8.	Notwithstanding anything to the contrary contained herein, no fraction of a Founder Share will be forfeited or transferred to the Founder Escrow Account by an Initial Shareholder by virtue of this Agreement or the transactions contemplated hereby, and the number of Founder Shares to be so forfeited or transferred shall instead be rounded down to the nearest whole Founder Share.

9.	The parties hereby acknowledge and agree that in connection with the Closing, the Founder Share Escrow Agreement will be amended by the Founder Share Escrow Agreement Amendment, to among other matters, be consistent with the provisions of this Agreement.

10.	This Agreement, together with the Business Combination Agreement and the Escrow Agreement to the extent referenced herein or as reasonably applicable (considering the relevant rights and obligations of the Sellers under Section 2.5 of the Business Combination Agreement and the Escrow Agreement), constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

11.	No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

12.	This Agreement shall be governed, enforced, construed and interpreted in a manner consistent with the provisions of the Business Combination Agreement. The provisions set forth in Sections 11.5 through 11.9, 11.13 and 11.14 of the Business Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.

13.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 11.2 of the Business Combination Agreement, with notices to the Purchaser, Pubco and the Company being sent to the addresses set forth therein, and with notices to the Initial Shareholders being sent to the addresses set forth on the first page of this Agreement (and with a copy for each Initial Shareholder (which shall not constitute notice) sent to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, USA, Attn: Stuart Neuhauser, Esq. and Matthew A. Gray, Esq., Facsimile No.: (212) 370-7889, Telephone No.: (212) 370-1300, Email: sneuhauser@egsllp.com and mgray@egsllp.com), in each case with all copies as required thereunder.

14.  This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Intentionally Left Blank; Signature page follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

Twelve Seas Sponsors I LLC

By:	/s/ Dimitri Elkin
Name:	Dimitri Elkin
Title:	Managing Member

Accepted and agreed, effective as of the date first set forth above:

TWELVE SEAS INVESTMENT COMPANY
By:	/s/ Bryant Edwards
Name:	Bryant Edwards
Title:	Chief Operating Officer

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE
By:	/s/ Nicolaas L. Paardenkooper
Name:	Nicolaas L. Paardenkooper
Title:	Chief Executive Officer

/s/ Suneel G. Kaji
Suneel G. Kaji

/s/ Gregory Stoupnitzky
Gregory Stoupnitzky

[Signature Page to Founder Share Letter]

Exhibit 1
Founder Shares

Initial Shareholder	Number of Founder Shares Owned*	Founder Pro Rata Share*
Twelve Seas Sponsors I LLC	5,075,000	98.068%
Gregory Stoupnitzky	50,000	0.966%
Suneel G. Kaji	50,000	0.966%
TOTAL	5,175,000	100.000%

*	As of the date of this Agreement

[Signature Page to Founder Share Letter]